BIGLARI HOLDINGS INC.
NEWS RELEASE
San Antonio, TX, May 8, 2026 – Biglari Holdings Inc. announces its results for the first quarter of 2026.
Biglari Holdings Inc.’s earnings for the first quarter of 2026 and 2025 are summarized below. To become fully apprised of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(dollars in thousands)
	First Quarter
	2026	2025

Pre-tax operating earnings	$(4,141)	$9,994
Investment gains (losses)	(14,741)	(51,177)
Income taxes	4,351	7,908
Net earnings (loss)	$(14,531)	$(33,275)

Analysis of Results:
Investments affect our reported quarterly earnings based on their carrying value. We do not regard the quarterly or annual fluctuations in our investments to be meaningful. Therefore, our operating businesses are best analyzed before the impact of investment gains. As a consequence, in the preceding table we separate earnings of our operating businesses from our investment gains.

At March 31, 2026, our book value per Class A Equivalent share was $2,006.69. (Class B shares have 1/5th the economic rights of Class A shares.)
About Biglari Holdings Inc.
Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including property and casualty insurance and reinsurance, licensing and media, restaurants, and oil and gas.
Comment on Regulation G
This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company.
Risks Associated with Forward-Looking Statements
This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the Company’s filings with the SEC.
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